Exhibit 99.1

Celldex Therapeutics Announces Appointment to Board of Directors

HAMPTON, N.J., December 14, 2016 — Celldex Therapeutics, Inc. (NASDAQ: CLDX) today announced the appointment of Gerald McMahon, Ph.D., to the Company’s Board of Directors. Dr. McMahon was previously the President and Chief Executive Officer of Kolltan Pharmaceuticals. In addition, the Company announced that Richard van den Broek has resigned from the Board due to increasing responsibilities in other endeavors.

“Dr. McMahon brings an exceptional background in science and drug development, particularly in the oncology space, to the Celldex Board,” said Larry Ellberger, Chairman of the Board of Directors at Celldex Therapeutics. “We believe he will be a valuable addition as we advance a robust pipeline, which now also includes drug candidates targeting receptor tyrosine kinases, an area of expertise for Jerry. I would also like to recognize Rich for his contributions to Celldex. We wish him all the best in his future endeavors.”

Prior to joining Kolltan, Dr. McMahon served as Senior Vice President, R&D Oncology at MedImmune, where he oversaw the strategy and investment for the oncologic biologics pipeline. Prior to joining MedImmune, Dr. McMahon was a Venture Partner at Bay City Capital. Previously, he held roles including that of Chairman and CEO of Poniard Pharmaceuticals, CEO and President of NeoRx and President at SUGEN, where he played a critical role in the successful discovery, development, and regulatory approvals of Sutent® and Palladia®. Dr. McMahon also was a Director at Sandoz, serving in various research and development roles. Dr. McMahon received his B.S. in Biology and Ph.D. in Biochemistry from Rensselaer Polytechnic Institute. He has held academic appointments at the Tufts University School of Medicine, Department of Hematology & Oncology at the New England Medical Center, and the Massachusetts Institute of Technology.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline is built from a proprietary portfolio of antibodies and immunomodulators used alone and in strategic combinations to create novel, disease-specific therapies that induce, enhance or suppress the body’s immune response. Visit www.celldex.com.

Forward Looking Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of glembatumumab vedotin (“glemba”; CDX-011), varlilumab (“varli”; CDX-1127) and other products and our goals for 2016. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of glembatumumab vedotin and other drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; our ability to successfully integrate our and Kolltan’s business and to operate the combined businesses efficiently; our ability to realize the anticipated benefits from the acquisition of Kolltan; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Fast Track designation for glembatumumab vedotin which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Sarah Cavanaugh
Vice President of Investor Relations & Corp Communications
Celldex Therapeutics, Inc.
(781) 433-3161
scavanaugh@celldex.com

Charles Liles

Associate Director of Investor Relations & Corp Communications

Celldex Therapeutics, Inc.

(781) 433-3107

cliles@celldex.com

Media Inquiries

Dan Budwick

BrewLife

(973) 271-6085

dbudwick@brewlife.com